INVESTMENT AGREEMENT

by and between

TECNOGLASS INC.

and

HOLDING CONCORDE S.A.S.,

SAINT-GOBAIN COLOMBIA S.A.S.,

SAINT GOBAIN CRISTALERÍA S.L., and

PILKINGTON INTERNATIONAL HOLDINGS B.V.;

dated as of January 11, 2019

Exhibits

Exhibit A – Galapa Land

Exhibit B – VASAS and VACOL Assesment

Exhibit C – Share Participation

Exhibit D – Specific Indemnity Obligations of HC

Exhibit E – Float Glass Supply Agreement

INVESTMENT AGREEMENT

This Investment Agreement (the “Agreement”), dated as of January 11, 2019, is entered into by and between (i) Tecnoglass, Inc., a company duly organized and existing in accordance with the laws of Cayman Islands, represented herein by José Manuel Daes (hereinafter, “TI”), (ii) Saint-Gobain Colombia S.A.S., a company duly organized and existing in accordance with the laws of the Republic of Colombia, represented herein by Dominique Louis Roger Azam, (iii) Pilkington International Holdings B.V., a company duly organized and existing in accordance with the laws of the Kingdom of the Netherlands, represented herein by Sergio Ignacio Moreno Pérez, (iv) Saint-Gobain Cristalería S.L., a company duly organized and existing in accordance with the laws of the Kingdom of Spain, represented herein by Dominique Louis Roger Azam, (together Saint-Gobain Colombia S.A.S., Pilkington International Holdings B.V., and Saint-Gobain Cristalería S.L., the “HC Parties”), and (v) Holding Concorde S.A.S, a company duly organized and existing in accordance with the laws of the Republic of Colombia, represented herein by Dominique Louis Roger Azam (hereinafter “HC”, and collectively with the HC Parties and TI, the “Parties”).

RECITALS

WHEREAS, HC and the HC Parties, through their wholly owned Colombian subsidiaries Vidrio Andino S.A.S. (“VASAS”) and Vidrio Andino Colombia Ltda. (“VACOL” and collectively with VASAS the “Companies”), manufacture, produce and commercialize flat and floated glass products.

WHEREAS, TI, a company whose ordinary shares are listed on the NASDAQ Capital Market, through its Colombian subsidiary, Tecnoglass S.A.S. (“TG”), manufactures, produces and commercializes architectural glass, windows and associated aluminum products for the commercial and residential construction industries.

WHEREAS, TG, on the one side, and VASAS and VACOL, on the other side, have an ongoing commercial supply relationship pursuant to which TG purchases floated glass from VASAS and VACOL.

WHEREAS, Zona Franca Permanente Tecnológica de la Costa S.A. Siglazofracosta S.A., an Affiliate of TI, is the registered owner of a tract of land located in the municipality of Galapa (Atlántico, Colombia), as specified in Exhibit A.

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Parties are interested in making the Contributions in, and carrying out certain joint operations through, Vidrio Andino Holding S.A.S, a sociedad por acciones simplificada to be incorporated in the Republic of Colombia as per the terms of this Agreement (“VAH”).

NOW, THEREFORE, in consideration of the mutual covenants, concessions and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, enter into this Agreement on the terms set forth below.

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Article I
DEFINITIONS

Section 1.01 Certain Definitions. The following terms have the meanings specified or referred to in this Section 1.01:

“Action” means any claim, cause of action, lawsuit, order, arbitration, notice of violation, proceeding, litigation, of any nature, civil, criminal, administrative, regulatory or otherwise.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person.

“Agreement” means this Investment Agreement, including all Exhibits and Schedules hereto (as amended from time to time).

“Audited Financial Statements” shall have the meaning assigned to such term in Section 4.01(f).

“Cash and Cash Equivalents” means, as of March 31, 2019, the cash and cash equivalents of the Companies calculated pursuant to the terms of Exhibit B. For the sake of clarity, an illustrative calculation of the Cash and Cash Equivalents of the Companies as of December 31, 2017, with a breakdown of the relevant line items is set forth in Exhibit B.

“Board of Directors” means the board of directors of VAH.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Bogota D.C., Colombia and the United States of America are authorized or required by Law to be closed for business.

“Carry Forward Tax Losses” means, as of March 31, 2019, the carry forward tax losses of the Companies calculated pursuant to the terms of Exhibit B. For the sake of clarity, an illustrative calculation of the Carry Forward Tax Losses of the Companies as of December 31, 2017, with a breakdown of the relevant line items is set forth in Exhibit B.

“Compensation and Benefit Plans” means all written, formal plans, arrangements, agreements, programs, policies, practices or undertakings, whether funded or unfunded, insured or uninsured, registered or unregistered including (a) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, incentive, severance or change-in-control plan or other similar plans, policies, arrangements or agreements, (b) all employment agreements, (c) all medical, dental, disability, health and life insurance plans, and (d) all other employee benefit and fringe benefit plans, policies, arrangements or agreements, in the case of each of (a) through (b) which is maintained or contributed to by the Companies for the benefit of any of the Employees.

“COP $” means Colombian peso, the legal currency in the Republic of Colombia.

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“Confidential Information” shall have the meaning assigned to such term in Section 7.08(a).

“Contributions” means, the contributions in VAH and VAH NewCo to be made by TI or HC and the HC Parties pursuant to Article III.

“Contract” means all contracts, leases, deeds, mortgages, licenses, notes, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Consolidated Net Sales” means the consolidated sales of the Companies for the fiscal years ending 2016, 2017 and 2018, as audited by KPMG.

“Control” over another Person (including the terms “Controlled by” and “under common Control with”), means the direct or indirect right (whether through ownership of securities, shares, partnership, voting rights or any other interest or through contract, understanding or any other relationship), to vote a majority of the voting shares of capital stock of such Person, or appoint a majority of the members of the board of directors (or similar body) of such Person, or to direct or cause the direction of the management or policies of such Person.

“Deloitte” means Deloitte & Touche Ltda.

“Deloitte Assessment” shall have the meaning assigned to such term in Section 3.01(b)(ii).

“Disclosure Schedule” means the HC Disclosure Schedule to this Agreement included hereto as Schedule 1.

“Dispute” shall have the meaning assigned to such term in Section 7.10.

“EBITDA” means the earnings of each of VASAS and VACOL before corporate tax, interest expense, depreciation and amortization calculated pursuant to the terms of Exhibit B. For the sake of clarity, an illustrative calculation of the EBITDA of the Companies as of December 31, 2017, with a breakdown of the relevant line items is set forth in Exhibit B.

“Engineering and Construction” shall have the meaning assigned to such term in the Investment Agreement.

“Employees” means all individuals employed by the Companies, whether for a fixed term or not.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the clean-up thereof) or the protection or restoration of the Environment or natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, subsoil or water); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of Hazardous Materials.

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“Environmental Claim” means any claim, action, suit, arbitration, dispute, controversy, inquiry, judicial or administrative proceeding, investigation, order, grievance or notice alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages or penalties) relating to or arising out of (a) the presence, release or threatened release of any Hazardous Materials at the Galapa Land, or (b) circumstances forming the basis of any liability under any Environmental Law.

“Financial Statements” shall have the meaning assigned to such term in Section 4.01(f).

“First Closing” shall have the meaning assigned to such term in Section 3.01(a).

“Floated Glass Supply Agreement” means the agreement to be entered into prior to the First Closing by and between TG and HC in the form of Exhibit E.

“Fundamental Representations” means the representations and warranties of HC and TI in Section 4.01(a), Section 4.01(b) and (c) and Section 4.02(a), (b) and (c).

“Galapa Land” means 346,000 square meters of profitable area (área útil) of land as identified in Exhibit A (total area which may be reduced by any portion of Plots 5 and 6, as identified in Exhibit A which are accepted by the Governmental Authority as a cesión gratuita; provided, however, that such reductions of the Galapa Land do not conflict with the area required for the construction and operation of the Plant) and located within the real estate property identified as of the date of this Agreement with cadastral ID (número de matrícula) No. 040-99705, located in the municipality of Galapa, in the department of Atlántico in Colombia, which Galapa Land will be contributed by TG to VAH NewCo pursuant to this Agreement free of Liens and any cesiones gratuitas required in connection with the Land Permits.

“Galapa Land Owners” means (i) Oscar Pérez González, (ii) Colombiana de Incubación S.A.S. - INCUBACOL, (iii) Industrias Pimpollo del Caribe S.A (in 2005 changed its corporate name to Industrias Puropollo S.A.S.), (iv) Hakkazam S.A.S., and (v) Zona Franca Permanente Tecnológica de la Costa S.A. – Siglazofracosta S.A.

“Galapa PA” means a patrimonio autónomo to be constituted by TI and/or Zona Franca Permanente Tecnológica de la Costa S.A. – Siglazofracosta S.A. with a trust company duly authorized to operate pursuant to Colombian Law as such, with the purpose of holding 100% of the title and ownership of the Galapa Land, free and clear of any Liens until such Galapa PA is liquidated.

“Governmental Authority” means any nation or government, any state or municipality, or any other agency, instrumentality or political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government.

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“Governmental Order” means any order, writ, judgment, injunction, decree, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means any substance, material or waste that contains asbestos, any urea formaldehyde insulation, polychlorinated biphenyls, petroleum or any petroleum-based products or constituents or radon gas, microbiological contamination or any other substance, material, pollutant, contaminant or waste that, in relevant form and concentration, is defined, classified, listed or regulated as “hazardous,” “toxic,” “dangerous,” a “pollutant” or a “contaminant” under any Environmental Law.

“HC” shall have the meaning assigned to such term in the Recitals.

“HC Indemnity Threshold” shall have the meaning assigned to such term in Section 6.04(a)(ii).

“HC’s Participation Percentage” means, at the time in which such participation is being calculated, the aggregate share participation of the HC Parties in VAH, calculated as a percentage.

“HC Parties” shall have the meaning assigned to such term in the Recitals.

“HC Qualifying Losses” shall have the meaning assigned to such term in Section 6.04(a)(i).

“ICC” shall have the meaning assigned to such term in Section 7.10.

“Indebtedness” means, as of March 31, 2019, the indebtedness of the Companies calculated pursuant to the terms of Exhibit B. For the sake of clarity, an illustrative calculation of the Indebtedness of the Companies as of December 31, 2017, with a breakdown of the relevant line items is set forth in Exhibit B.

“Insurance Policy” shall have the meaning assigned to such term in Section 4.01(n).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interest and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Law of any jurisdiction throughout the world, whether registered or unregistered, including any and all (a) trademarks, service marks, trade names, brand names, locos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for the foregoing, (b) internet domain names, whether or not trademarks, registered in any domain page, websites and related content, (c) works of authorship, expressions, designs and designs registrations, whether or not copyrightable, including copyrights, author, moral or neighboring rights, and all registrations, applications for registrations and renewals of such copyrights, (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein, (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates and patent utility models), and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

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“Interim Financial Statements” shall have the meaning assigned to such term in Section 4.01(f).

“IP Agreement” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants no to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which a Person is party, beneficiary or otherwise bound.

“IP Registrations” means all Intellectual Property owned by the Companies that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and ending applications of any of the foregoing.

“Knowledge of HC” means the actual or constructive knowledge of any director or officer of the Companies.

“KPMG” means KPMG International Cooperative and its network of affiliated independent firms.

“KPMG Assessment” shall have the meaning assigned to such term in Section 3.01(b)(i).

“Land Permits” means the (i) plan parcial to be obtained before the Galapa municipality and which is required to carry out the Project in the Galapa Land; (ii) the urbanization license (which includes the division of the Galapa Land from the terreno de mayor extensión of which it is part).

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, standard, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date hereof or hereafter.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, guarantee, movable guarantee (garantía mobiliaria), sell-back agreement (pacto de de retroventa), property reserve agreement (pacto de reserva de dominio), easement, option, usufruct, antichresis, fiducia, retention rights (derecho de retención), right of first offer, right of first refusal or any other preemptive right, or any other similar Lien limiting, in any way, the free disposition of the relevant property or asset.

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“Loss” means any direct damages, losses, liabilities, penalties, claims, demands, actions, suits, proceedings, payments, judgments, assessments, Taxes and out of pocket expenses (including reasonable and documented legal and other third party-advisors fees); but excluding, in any event, any consequential, indirect, incidental, special, exemplary, punitive or enhanced damages, lost profits or revenues, loss of an opportunity and diminution in value, arising out of or relating to any breach of this Agreement regardless of (a) whether or not such damages were foreseeable, (b) whether or not the other Party was advised of the possibility of such damages, and (c) the legal theory (contract, tort or otherwise) upon which the claim is based.

“Mandatory Additional Contributions” shall have the meaning assigned to such term in Section 3.06.

“Material Contracts” means each of the following Contracts of the Companies (i) Contracts of raw material, industrial gas (H2/N2) and road transportation contracts involving an aggregate consideration in excess of COP $500,000,000, (ii) Contracts that require the Companies to purchase its total requirements of any product from a third party or that contain “take or pay” provisions involving an aggregate consideration in excess of COP $500,000,000, (iii) Contracts under which the Companies assume or guarantee obligations acquired by third parties, (iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets outside of the ordinary course of business, (v) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Companies, (vi) all Contracts that limit or purport to limit the ability of the Companies to compete in any line of business or with any Person in a geographic area or during any period of time; (vii) all Contracts to which the Companies are party that provide for any joint venture, partnership or similar arrangement by the Companies, (viii) all Contracts between or among the Companies, together or individually, on one hand, and any Affiliate of the Companies on the other hand.

“Net Indebtedness” means, as of March 31, 2019, the (i) Indebtedness of the Companies as of such date, minus (ii) Cash and Cash Equivalents of the Companies as of such date, which amount may be positive or negative, as calculated pursuant to the terms of Exhibit B. For the sake of clarity, an illustrative calculation of Net Indebtedness as of December 31, 2017, with a breakdown of the relevant line items is set forth in Exhibit B.

“Net Working Capital” means, as of March 31, 2019, the net working capital of the Companies calculated pursuant to the terms of Exhibit B. For the sake of clarity, an illustrative calculation of Net Working Capital as of December 31, 2017, with a breakdown of the relevant line items is set forth in Exhibit B.

“Party” or “Parties” means individually or collectively, as the context may require, each of TI, HC and/or the HC Parties.

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“Permit” means all licenses, franchises, permits, certificates, approvals, authorizations, registrations and or other similar rights obtained, or required to be obtained, from a Governmental Authority.

“Permitted Liens” means those liens related to guarantees in the ordinary course of business or which have been granted in the past to clients or suppliers.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or nongovernment or political subdivision or an agency or instrumentality thereof.

“Project” means (i) the construction, development, installation and operation of a floated glass manufacturing and production facility in the Galapa Land; and (ii) the production and commercialization of floated glass to be distributed to TI and to third parties in Colombia and abroad.

“Public Official” means any (a) officer, office holder or employee of (A) a government or any department, agency, or instrumentality thereof (legislative, administrative and judicial), (B) a regional governmental body, or (C) a public international organization; (b) person acting in an official capacity or exercising a public function for or on behalf of any such government or department, agency, or instrumentality thereof; (c) regional governmental body or public international organization; (d) officials of a political party (or the political party as a whole); (e) candidate for government office; (f) official of international public organizations, such as the United Nations or the World Bank; (g) individual who has functional authority as an official, but is not actually in the employment of the government; (h) consultant and special advisor to any government or government official; or (i) officer or employee of state-owned enterprises and institutions, even those operating in a commercial capacity, including hospitals, health facilities and universities.

“PWC” means Pricewaterhousecoopers Ltda.

“PWC Assessment” shall have the meaning assigned to such term in Section 3.01(b)(i).

“Reference Conversion Rate” shall have the meaning assigned to such term in Section 3.01(a)(iii).

“Rules” shall have the meaning assigned to such term in Section 7.10.

“Second Closing” shall have the meaning assigned to such term in Section 3.03(a).

“Shareholders Agreement” means that certain shareholders agreement of VAH, entered as of the date of this Agreement, by and among the Parties, and which shall enter into force and effect as of the First Closing.

“Shareholders Assembly” means the shareholders assembly of VAH.

“Statutory Plans” mean the statutory benefit plans which the Companies are required to participate or comply with due to the Law and in particular labor regulations, including plans administered pursuant to applicable national, provincial, municipal, health tax, workplace safety insurance and employment insurance legislation.

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“Tax” means any tax, assessment, duty, fee, royalty, or other charge imposed or collected by any government or political subdivision thereof or any tax authority thereunder, including but not limited to, any income, gross income, gross receipts, profits, capital stock, net worth, franchise, withholding, payroll, social security, “parafiscales” payments, statutory benefits payments, premium, guarantee fund, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, municipal service, social contribution, minimum, alternative minimum, estimated or other tax (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing or independently asserted due to tax or taxpayer information reporting inadequacies or otherwise with respect to taxes, imposed by or on behalf of any Governmental Authority.

“Target Working Capital Ratio” means the percentage calculated as the average of (i) 8.6%; (ii) 12.0% and (iii) the Net Working Capital of the Companies as of 2018, divided, by the Audited Consolidated Net Sales of the Companies as of 2018.

“Target Working Capital” means the Target Working Capital Ratio multiplied by the consolidated net sales of the Companies for the twelve (12)-month period ending on March 31, 2019, which calculation will be made on an unaudited basis using the same methodology applicable to Consolidated Net Sales.

“Territory” means the Republic of Colombia.

“TG” shall have the meaning assigned to such term in the Recitals.

“TI” shall have the meaning assigned to such term in the Recitals.

“TI’s Participation Percentage” means, at the time in which such participation is being calculated, TI’s share participation in VAH, calculated as a percentage.

“TI Qualifying Losses” shall have the meaning assigned to such term in Section 6.04(b)(i).

“TI Indemnity Threshold” shall have the meaning assigned to such term in Section 6.04(b)(ii).

“US$” means dollars of the United States of America.

“VACOL” shall have the meaning assigned to such term in the Recitals.

“VASAS” shall have the meaning assigned to such term in the Recitals.

“VAH” means Vidrio Andino Holding S.A.S, a simplified stock corporation to be incorporated by HC pursuant to the terms and conditions of this Agreement.

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“VASAS and VACOL Assessment” shall have the meaning assigned to such term in Section 3.01(b)(i).

“VAH NewCo” means Vidrio Andino Holding NewCo S.A.S, a simplified stock corporation to be incorporated by VAH pursuant to the laws of the Republic of Colombia.

Section 1.02 Construction. The following provisions shall be applied wherever appropriate in this Agreement:

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The headings and captions contained herein are included for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

(c) References to Articles, Sections and Exhibits, are to Articles, Sections and Exhibits of this Agreement, unless otherwise specified herein.

(d) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in, and made a part of, this Agreement as if set forth in full herein.

(e) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(f) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(g) Technical or scientific words that are not specifically defined herein shall have the meaning corresponding to them according to the respective technique or science and the other words shall be understood in their natural and obvious sense, according to the general use thereof.

(h) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(i) References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(j) References to any Person include the successors and permitted assigns of that Person.

(k) Any reference to “days” means calendar days unless Business Days are expressly specified.

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(l) If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the next Business Day.

(m) Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(n) The Parties declare and understand that they have jointly participated in the negotiation and drafting of this Agreement and, therefore, for all purposes of this Agreement, it is understood that the final wording reflects the agreements and understandings of the Parties with respect to the subject contained herein.

(o) Any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, and any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

(p) Regardless of any translation of this Agreement into any language other than English, the English language version prevails and shall govern in case of any differences or alleged differences, and any such translations into other languages are for convenience only.

Article II

PURPOSE AND USE OF CONTRIBUTIONS

Section 2.01 Purpose. The purpose of this Agreement is to regulate the incorporation of VAH and VAH NewCo and the making of the Contributions by the Parties to VAH and VAH NewCo, as applicable.

Section 2.02 Use of Contributions.The Contributions to be made by the Parties will be used, in part, to continue the business and operations of VASAS and VACOL, and, in part, through VAH, to build, develop and operate a floated glass manufacturing and production facility in the Galapa Land for the production and the commercialization of floated glass to be distributed to TI and to third parties buyers in Colombia and other jurisdictions.

Article III
FIRST AND SECOND CLOSING

Section 3.01 First Closing.

(a) On May 3, 2019, the following contributions shall be made (the date on which such actions are taken, the “First Closing”). All actions which must occur on the First Closing shall be deemed to have occurred simultaneously even if such actions occur on different dates:

(i) HC shall contribute in kind to VAH, free and clear of any Liens, 67,303,544 issued and outstanding shares of VASAS, which represent 94.9% of the total issued and outstanding shares in VASAS, and the HC Parties shall contribute to VAH, free and clear of any Liens, their respective issued and outstanding shares in VASAS, which represent the remaining 5.1% of the total issued and outstanding shares in VASAS. After the contributions described in this paragraph, VAH shall be the sole owner of all of the issued and outstanding shares of VASAS.

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(ii) HC shall contribute in kind to VAH, free and clear of any Liens 6,017,922 issued and outstanding shares of VACOL. After the contributions described in this paragraph, VAH shall be the sole owner of all of the issued and outstanding shares of VACOL.

(iii) TI shall contribute to VAH an amount equal to US$34,100,000, in US$ in immediately available funds, which amount shall be transferred to the bank account informed in writing by VAH at least 5 Business Days prior to the First Closing and which amount, only for purposes of calculating TI’s share participation in VAH at the First Closing, shall be converted into Colombian Pesos at the Colombian official exchange rate (Tasa Representativa del Mercado) issued by the Superintendencia Financiera de Colombia on the Business Day immediately prior to the date of the First Closing (the “Reference Conversion Rate”).

(b) For purposes of calculating the value of the Contribution by HC and the HC Parties of their shares in VASAS and VACOL pursuant to Section 3.01(a)(i) and (a)(ii) the following rules shall apply:

(i) On or before April 26, 2019, each of KPMG and PWC shall prepare and deliver an independent report determining the valuation of 100% of the issued and outstanding shares of the Companies (in each case, the “KPMG Assessment”, and the “PWC Assessment”, as applicable) calculated as the sum of (i) the EBITDA of the Companies in COP for the calendar year ending on December 31, 2018, times 6,4, minus (ii) the Net Indebtedness of the Companies as of March 31, 2019, plus (iii) the the Carry Forward Tax Losses of the Companies as of March 31, 2019, plus (iv) the difference between the Net Working Capital of the Companies as of March 31, 2019 and Target Working Capital, which calculation shall be made pursuant to Exhibit B (the “VASAS and VACOL Assessment”). Such KPMG Assessment and PWC Assessment shall be based on (A) the 2018 year-end unaudited financial statements of the Companies for purposes of calculating the 2018 EBITDA, and (B) the interim financial statements as of March 31, 2019 for purposes of calculating the Net Indebtedness, Net Working Capital and value of the Carry Forward Tax Losses; which financial statements shall be prepared by the Companies and provided to KPMG and PWC on April 10, 2019. The Companies shall provide KPMG, PWC and the Parties, any information reasonably requested by KPMG and PWC. If either PWC or KPMG fail to provide their respective KPMG Assessment or PWC Assessment, as applicable, on or before April 26, 2019, the VASAS and VACOL Assessment delivered by the other auditing firm on a timely basis shall be final and binding to the Parties.

(ii) If the VASAS and VACOL Assessment in the KPMG Assessment and the PWC Assessment are equal, such calculation shall be final and binding to the Parties. If the VASAS and VACOL Assessment in the KPMG Assessment and the PWC Assessment are not equal, the Parties shall seek to agree in good faith the VASAS and VACOL Assessment in accordance with Section 3.01(b)(i) prior to May 1, 2019, and if an agreement is reached, such VASAS and VACOL Assessment shall be final and binding to the Parties. If KPMG and PWC fail to reach an agreement prior to May 1, 2019, the Parties shall engage Deloitte for purposes of providing an independent VASAS and VACOL Assessment in accordance with such rules for such calculation set forth in Section 3.01(b)(i) (the “Deloitte Assessment”). The Companies shall provide to Deloitte such information provided to KPMG and PWC for purposes of the calculation of the Deloitte Assessment, as well as any other information requested by Deloitte to settle any differences. The Parties shall cause Deloitte to deliver its final report containing the Deloitte Assessment on or before to May 16, 2019. The Deloitte Assessment shall be the final and binding VASAS and VACOL Assessment.

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(iii) Notwithstanding the above and Section 3.01(a), if a final and binding VASAS and VACOL Assessment is not agreed on prior to May 3, 2019, the First Closing shall occur on the third Business Day after the final and binding VASAS and VACOL Assessment is agreed on in accordance with this Section 3.01(b).

(c) On the First Closing, immediately following the completion of the Contributions as set forth in Section 3.01(a), the share participation in VAH of each Shareholder shall be determined based on the value of such Shareholder’s Contribution in Colombian Pesos as of the First Closing as compared to the aggregate value of all the Contributions in Colombian Pesos made by all the Shareholders as of the First Closing. For illustrative purposes only, an example of such calculation for each Shareholder is set forth in Exhibit C.

(d) Upon completion of the Contributions set forth in Section 3.01(a)(i) and Section 3.01(a)(ii), the HC and the HC Parties shall act en bloc (including in the exercise of any and all of their rights under this Agreement) through HC as their single representative, which shall be the sole party entitled to act on behalf of the HC Parties.

(e) Immediately after the First Closing, the Shareholders Agreement shall enter into full force and effect and each of the parties therein shall have the rights afforded under the Shareholders Agreement pursuant to its terms, regardless of the Parties’ share participation in VAH after the First Closing; provided, however, that the contribution of the Galapa Land is completed pursuant to the terms of this Agreement and the Shareholders Agreement on or before January 11, 2020.

Section 3.02 Condition Precedent to First Closing. The obligations of HC, the HC Parties and TI to complete the Contributions set forth in Section 3.01(a) shall be subject to the fulfilment prior to the First Closing of the following condition:

(a) HC shall have incorporated VAH under the form of a Colombian simplified stock corporation (sociedad por acciones simplificada) in a form and substance satisfactory to TI and shall have completed its registration before the competent Governmental Authorities.

(b) HC and TG shall have executed the Floated Glass Supply Agreement as soon as possible following the incorporation of VAH pursuant to Section 3.02(a).

Section 3.03 Second Closing.

(a) Within ten (10) Business Days following the date on which the Conditions Precedent for the Second Closing set forth in Section 3.04 have been fulfilled, TI shall contribute or cause to be contributed to the Company the Galapa Land (or 100% of the interests in a Galapa PA), which Galapa Land (or, as applicable, interests over such Galapa PA) shall be free of Liens and any cesiones gratuitas required in connection with the Land Permits (the effective date of the Contribution hereunder shall be the “Second Closing”). The Parties agree that the value of the Galapa Land (or such interests of such Galapa PA) to be contributed by TI to VAH shall be US$10,900,000, which amount shall be converted for purposes of Section 3.03(c) using the Reference Conversion Rate.

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(b) TI contemplates that the Galapa Land will be contributed to the Company by way of contribution of all the interests in the Galapa PA, which interests would then be contributed by VAH to VAH Newco. Such Galapa PA will be liquidated prior to the initiation of the engineering and construction of the Project.

(c) On the Second Closing, immediately following the completion of the Contributions as set forth in Section 3.03(a), the share participation in VAH of each Shareholder shall be determined based on the value of such Shareholder’s Contribution in Colombian Pesos in VAH on the First Closing and, in the case of TI, the Second Closing, as compared to the aggregate value of all Contributions in Colombian Pesos made by all the Shareholders on the First Closing. For illustrative purposes only, an example of such calculation for each Shareholder is set forth in Exhibit C. For the avoidance of doubt, for purposes of calculating the share participation of each of HC, the HC Parties and TI in VAH as of the Second Closing, the performance and any changes in the financial condition or cash or debt position of VAH between the First Closing and the Second Closing shall not be taken into account.

Section 3.04 Conditions Precedent to Second Closing.

(a) The obligations of TI to complete the Contributions set forth in Section 3.03 shall be subject to the fulfilment, prior to the Second Closing, of the following conditions:

(i) HC and TI shall have caused VAH to incorporate VAH NewCo under the form of a Colombian simplified stock corporation (sociedad por acciones simplificada), and

(ii) TI shall have applied for and obtained the Land Permits in terms that are reasonably adequate to carry out the Project in accordance with the business and investment plan, as set forth in the Shareholders Agreement, from the Galapa municipality in compliance with Law and which Land Permits shall be in full force and effect upon Second Closing.

Section 3.05 Others.

(a) The Parties acknowledge and agree that 20% of such amounts to be contributed pursuant to Section 3.01 and Section 3.03 shall be assigned to capital and 80% of such amounts to be contributed shall be assigned to premium.

(b) The Parties acknowledge and agree that (i) any registration taxes, costs and expenses in connection with the Contributions shall be borne by VAH, and (ii) the taxes, costs and expenses referred to in Section 5.01(f) of the Shareholders Agreement shall be allocated and borne pursuant to the terms therein.

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Section 3.06 Mandatory Additional Contributions. Without prejudice to the Contributions made in accordance with Section 3.01 and Section 3.03, the Parties acknowledge and agree that additional funding will be necessary for the completion of the Project. The Parties hereby commit to contributing their pro rata portion of up to an amount equal to USD$50 million, at the time the Board of Directors and Shareholders Assembly of VAH approve, on a mandatory basis, such capital increases with the purpose of funding the Project and in accordance with the business and investment plan agreed by the Parties. Such mandatory contributions shall be denominated “Mandatory Additional Contributions”. The Parties shall not be obligated (but shall have the right in accordance with the terms of the Shareholders Agreement) to make any capital contributions in excess of the Mandatory Additional Contributions.

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of HC. Subject to the foregoing and except as set forth in the Disclosure Schedule, HC represents and warrants to TI with respect to itself and the HC Parties that, as of the date hereof:

(a) Organization and Good Standing of the Companies. Each of the Companies is a legal entity duly organized, validly existing and in good standing under the Laws of the Republic of Colombia and has all requisite corporate power and had full corporate power to own, operate or lease the properties and assets not owned, operated or leased by it and to carry its business as it has been and is currently conducted.

(b) Organization and Good Standing of HC. HC and the HC Parties are legal entities duly organized, validly existing and in good standing under the jurisdiction where they are incorporated and have all requisite corporate power to enter into this Agreement and to carry its business as it has been and is currently conducted.

(c) Capitalization.

(i) The authorized capital stock of VASA consists of 70.921.351 shares of issued and outstanding stock of a par value of $1000. The authorized capital stock of VACOL consists of 6.017.922 shares of issued and outstanding stock of a par value of $1000. All of the issued and outstanding shares of the Companies have been duly authorized, validly issued, are fully paid and non-assessable and are owned of record by the HC and the HC Parties, free and clear of all Liens.

(ii) All of the Companies’ shares were issued in compliance with applicable Laws, and none were issued in violation of any agreement, arrangement or commitment to which HC, the HC Parties or the Companies are party or are subject to or in violation of any preemptive or similar rights of any Person.

(iii) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Companies or obligated HC, the HC Parties or the Companies to issue or sell any shares of capital stock of, or any other interest in, the Companies. The Companies do not have outstanding or authorized any stock appreciation, profit participation or similar rights. There are no voting trusts, shareholder agreements or other agreements or understandings in effect with respect to the voting or transfer of any of the Companies’ shares.

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(d) No Subsidiaries. The Companies do not own, or have any interest in, any shares or have an ownership interest in any other Person.

(e) No Conflicts; Consents. The execution, delivery and performance by HC and the HC Parties of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Companies, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Companies; (c) require the consent, notice or other action by any Person under, conflict, with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Companies are a party or by which the Companies are bound or to which any of their properties or assets is subject or any Permit affecting the properties, assets of business of the Companies; or (d) result in the creation or imposition of any Lien on any properties or assets of the Companies. No consent, approval Permit, Governmental Authority authorization or consent is required by or with respect to the Companies in connection with the consummation of the transactions contemplated hereby.

(f) Financial Statements. Complete copies of each of the Companies’ audited financial statements consisting of the audited balance sheet and income statement for the fiscal years ending on December 31, 2016 and December 31, 2017 (the “Audited Financial Statements”) and the unaudited financial statements consisting of an unaudited balance sheet and income statement as of September 30, 2018 (the “Interim Financial Statements”), and together with the Audited Financial Statements, the “Financial Statements” have been delivered to TI. The Financial Statements have been prepared in accordance with IFRS, as applicable, applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of the Companies, and fairly present the financial condition of each of the Companies for the periods indicated.

(g) Undisclosed Liabilities. Except as (i) reflected or reserved for in the Interim Financial Statements; or (ii) incurred or accrued in the ordinary course of business consistent with past practice since the Interim Financial Statements, the Companies have no existing and current liabilities, obligations or commitments required to be reflected in the Financial Statements in accordance with IFRS and which are individually or in the aggregate material in amount.

(h) Absence of Certain Changes. Since September 30, 2018 the Companies have carried on their business in the ordinary course of business consistent with past practice and there has not been any material damage, destruction or other casualty loss that has materially affected their business.

(i) Contracts. Section 4.01(i) of the Disclosure Schedule lists all of the Companies’ Material Contracts. All of the Companies’ Contracts are valid and binding on the Companies, as applicable, in accordance with their terms and are in full force and effect. None of the Companies, as applicable, or to the Knowledge of HC, any other party thereto; is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any notice in writing of, any intention to terminate, suspend or materially reduce any commitment of any Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Contract or result in the termination thereof or would cause or permit the acceleration of any obligation thereunder.

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(j) Title to Assets; Real Property.

(i) The Companies have good and valid and marketable title to, or a valid leasehold interest in or right to use, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the most recent Audited Financial Statements, other than property and assets sold or otherwise disposed in the ordinary course of business consistent with past practice since the most recent Audited Financial Statements. All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens.

(ii) The Companies are not sublessors under any sublease or other instrument granting any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Companies’ business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies. There are no Actions pending or threatened against or affecting the Real Property.

(k) Sufficiency of Assets. The buildings, plants, structure, furniture, machinery, equipment, vehicles and other items of tangible personal property of the Companies are in operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment and other items of tangible personal property is in need or maintenance or repairs that are not material in nature and cost except for ordinary, routine maintenance and repairs. The buildings, plants, structure, furniture, machinery, equipment, vehicles and other items of tangible personal property currently owned, leased or used by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Companies’ business after the Agreement is executed in substantially the same manner as conducted prior to the Agreement and constitute all rights, property and assets necessary to conduct the business of the Companies as currently conducted.

(l) Intellectual Property.

(i) All required filings and fees related to each Companies’ IP Registrations have been timely filed and fees related to the Companies’ IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all of the Companies’ IP Registrations are otherwise in good standing.

(ii) Each IP Agreement executed by each of the Companies is valid and binding on each of the Companies, as applicable, in accordance with its terms and is in full force and effect. Neither the Companies nor to the Knowledge of HC, none of the parties thereto is in material breach or material default under (or is alleged to be in material breach or material default under), or has provided or received any notice in writing of, breach or default or any intention to terminate any IP Agreement to which any of the Companies are part.

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(iii) Each of the Companies is the sole and exclusive legal and beneficial, and with respect to each Companies’ IP Registrations, record, owner of all right, title and interest in and to each of their Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of its current business or operations, in each case, free and clear of Liens except for Permitted Liens.

(iv) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, each Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for the use in the conduct of each Company’s business as currently conducted.

(v) Each Company’s rights to its Intellectual Property is valid, subsisting and enforceable.

(vi) The conduct of each Company’s business as currently and formerly conducted, and the products, processes and services of each of the Companies, have not infringed, misappropriated, diluted or otherwise violated the Intellectual Property or other rights of any Person. To the Knowledge of HC, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any of the Companies.

(vii) There are no Actions pending that have been notified in writing against the Companies: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Companies, (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property of the Companies; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Companies’ Intellectual Property. The Companies are not subject to any outstanding Action by a Governmental Authority that does or would restrict or impair the use by the Companies of their Intellectual Property.

(m) Suppliers. The Companies have not received any notice, and have no reason to believe that any of its Material Suppliers have ceased, or intend to cease after the date of this Agreement, to supply goods or services to the Companies or otherwise terminate or materially reduce its relationship with the Companies.

(n) Insurance. Section 4.01(n) of the Disclosure Schedule sets forth a true and complete list of all current policies of binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability and other casualty and property insurance maintained by the Companies or Affiliates and relating to the assets, business, operations, employees, officers and directors of the Companies (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement.

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(o) Legal Proceedings.

(i) There are no Actions or injunctions notified in writing to the Companies (a) against or by the Companies affecting any of its properties or assets; or (b) against or by the Companies that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(ii) There are no pending investigations of any nature by a Governmental Authority against any of the Companies.

(iii) There are no outstanding Governmental Orders and no unsatisfied (pending payment) judgments, penalties or awards against or affecting the Companies or any of their properties or assets.

(p) Compliance with Laws; Permits.

(i) The Companies have complied during the last two (2) years and are currently in compliance in all material respects with all Laws applicable to them, their business, property or assets.

(ii) All Permits required for the Companies to conduct their business have been obtained by them and are valid and in full force and effect. All fees and charges required to be paid pursuant to applicable Law with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, to the Knowledge of HC, with or without the notice or lapse of time or both, would be expected to result in the revocation, suspension, lapse, or limitation of such Permits.

(q) Environmental Matters.

(i) The Companies have complied during the last two (2) years and are currently in compliance in all material respects with all Environmental Laws and have not received from any Person any: (i) notice of claim pursuant to an Environmental Law; or (ii) written requests for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved or is the source of ongoing obligations or requirements as of the date hereof.

(ii) The Companies have obtained and are in material compliance with all Permits required under the Environmental Laws necessary for the ownership, lease, operation or use of the business or assets of the Companies and all Permits required under the Environmental Laws are in full force and effect as of the date hereof.

(iii) During the last two (2) years and as of the date hereof there has been no release of Hazardous Materials by the Companies in contravention of Environmental Law.

(iv) There are no pending inquiries or requests made by a Governmental Authority in exercise of their surveillance functions with respect to any of the Companies related to Environmental Law matters.

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(r) Employment and Benefit Plans.

(i) No Person other than the Employees have a legal or contractual right to obtain employment from the Companies, excluding transfers of employees across entities of the Saint-Gobain group.

(ii) Prior to the date hereof, HC has made available to TI a true and complete copy of all Compensation and Benefit Plans.

(iii) As of the date hereof, none of the Employees will be entitled to receive any termination indemnity or right as a result of the transactions set forth in this Agreement. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Employee to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such Employee by the Companies.

(iv) HC or the Companies have not made any promise or commitment to create any additional Compensation and Benefit Plan for the benefit of any Employee or to improve or change the benefits provided to any Employee under any Compensation and Benefit Plan.

(v) With respect to the Compensation and Benefit Plans currently in force, each Compensation and Benefit Plan has been administered in compliance with its terms and all applicable Laws in all respects. No Compensation and Benefit Plan is non-compliant in form or operation in any material respects with applicable Laws. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a triggering event under any Compensation and Benefit Plan, which (either alone or upon the occurrence of any additional or subsequent event) may result in any payment, acceleration, vesting or increase in benefits to any Person.

(vi) The Companies are in compliance with all Statutory Plans and obligations in connection with the Employees, such as payment of Taxes and withheld Taxes, overtime, benefits, severance, social security quotas or other amounts which are required by statute to be deducted and remitted to any Governmental Authority in connection with the Company’ employees or former employees.

(s) Tax Matters.

(i) The Companies have complied during the last five (5) years and are currently in compliance in all material respects with all Tax Laws applicable to them, their business, property or assets.

(ii) The Companies have filed in a timely manner their tax returns and the amounts (including interests and penalties), data and information reported in these tax returns have been complete, true and consistent with tax Law.

(iii) All Taxes owed to any Governmental Authority by the Companies, and all claims, suits, assessments, costs and expenses connected therewith, have been duly and timely paid. Any payments made by the Companies that were or should have been subject to a tax withheld at source have been made net of this tax and this tax has been duly and timely paid to the competent Governmental Authority.

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(iv) The Companies are not (i) currently subject or have been subject to a Tax audit over the last five (5) years or have received written notice that they will be subject to a Tax audit, (ii) a party to any action or proceeding pending judgement, for the assessment or collection of any Taxes, and (iii) currently subject to any information request related to Taxes from a Governmental Authority, and no deficiency notices or reports have been received by any of them in respect of any Tax.

(v) The Companies can provide evidence required under Tax Law with respect to the existence and amount of any Tax credit, Tax refund or Tax receivable they may have used, obtained or recorded in their Books and Records.

Section 4.02 Representations and Warranties of TI. Subject to the foregoing and except as set forth in the Disclosure Schedule, TI represents and warrants to HC and the HC Parties as of the date hereof and the Second Closing as follows:

(a) Organization and Good Standing. TI is a legal entity duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power to enter into this Agreement and to carry its business as it has been and is currently conducted.

(b) Property. The Galapa Land Owners have good, valid and marketable title to the Galapa Land. Immediately prior to the Second Closing the Galapa Land shall be owned, free and clear of any Liens by TI or by the Galapa PA, and at the Second Closing either the Galapa Land or 100% of the interests in the Galapa PA, shall be contributed to VAH free and clear of any Lien.

(c) Galapa PA. At the time of the Second Closing, TI will be the owner of 100% of the interests (derechos fiduciarios) in the Galapa PA, free and clear of any Liens. The trust company of the Galapa PA is a sociedad fiduciaria, duly organized and existing under the Laws of the Republic of Colombia, holding all corporate powers, authorizations, permits and necessary consents pursuant to applicable Law to carry out the activities included in its corporate purpose pursuant to its bylaws. The Galapa PA is a patrimonio autónomo duly constituted between the respective trust company and TI and existing pursuant to the Laws of the Republic of Colombia, which Galapa PA has the sole purpose of holding the Galapa Land until such Galapa PA is liquidated pursuant to the terms of this Agreement. The Galapa PA does not hold any asset or has assumed or incurred any liabilities different from the Galapa Land.

(d) Land Use.

(i) There are no circumstances or facts (including any provisions of the Plan de Ordenamiento Territorial de Galapa or any other national or local zoning land use regulations) in connection with the Galapa Land that, to the knowledge of TI (such knowledge being the actual and/or constructive knowledge of TI and TG and its directors and its officers after consulting with the Galapa Land Owners and Colombian legal counsel), may materially restrict or preclude the ability to obtain the zoning, land use, urban planning or construction permits or licenses, or connections to relevant public utility services, required for the construction, development and operations of the Plant in the Galapa Land.

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(ii) The Galapa Land is entirely categorized by the local zoning plan (Plan de Ordenmiento Territotial de Galapa) as an urban expansion area (área de expansión urbana) under applicable Law and does not overlap with any environmentally restricted or protected area under applicable Law.

(iii) The Galapa Land is free of land Taxes such as the aggregate value Tax (participación en plusvalía), local or regional appraisal contribution (contribución de valorización), among other Taxes levied on the land, and therefore TI represents and warrants that: (i) except for the property tax (impuesto predial) which is yearly charged, the Galapa Land is not subject to any land taxes, (ii) has not, to the knowledge of TI (such knowledge being the actual and/or constructive knowledge of TI and TG and its directors and its officers after consulting with the Galapa Land Owners and Colombian legal counsel), occurred any event that may have triggered any taxable event (hecho generador) regarding land taxes such as the aggregate value tax (participación en plusvalía) or local or regional appraisal contribution (contribución de valorización), and (iii) that obtaining any permits, planning instruments (such as a partial plan – plan parcial) or any authorizations in general, would not allow any Governmental Authority to claim such land taxes.

(iv) At the time of the Second Closing the cadastral value of the Galapa Land does not exceed the amount at which such Galapa Land (or the interests in the Galapa PA) will be contributed to VAH in accordance with the terms of this Agreement.

(e) Environmental Matters.

(i) The Galapa Land and the activities carried out in the Galapa Land have been in compliance during the last two (2) years in all material respects with Environmental Laws.

(ii) None of the Galapa Land Owners has received any written notice from any Person alleging that any of the Galapa Land Owners is or has been in violation of or has any liability arising under any Environmental Law related to the Galapa Land and the activities carried out in the Galapa Land.

(iii) The Galapa Land Owners have obtained and maintained all material Permits required under Environmental Laws to conduct the activities conducted in the Galapa Land and all such Permits are in full force and effect.

(iv) None of the Galapa Land Owners are subject to any pending or, to the knowledge of any of the Galapa Land Owners, threatened, Environmental Claim related to the activities conducted in the Galapa Land.

(v) None of the Galapa Land Owners have conducted or funded or are conducting or funding any investigation, cleanup, removal, remediation, or corrective action with respect to any Hazardous Material.

(vi) During the last two (2) years and as of the date hereof, there has been no release of Hazardous Materials in the Galapa Land that is or has been subject to, or pursuant to which Environmental Law requires, any investigation by a Governmental Authority, or cleanup, removal, remediation or remedial or corrective action that is otherwise reasonably likely to result in a Liability to the Galapa Land Owners or to HC pursuant to Environmental Laws.

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Article V
CERTAIN COVENANTS

Section 5.01 Compliance. Beginning on the date of this Agreement and in so far the Parties hold shares in VAH, each of the Parties agrees as follows:

(a) Each Party represents, warrants and covenants for the benefit of the other Parties, that it has complied and will comply with all anti-corruption, anti-bribery and anti-money laundering and terrorism financing laws applicable to such Party, including, to the extent applicable to such Party, as the case may be, the U.S. Foreign Corrupt Practices Act, the Anti-Money Laundering (AML), Combating the Financing of Terrorism (AMLCFT), as amended, the French Sapin II Law, and any applicable anti-bribery laws of the Republic of Colombia including but not limited to Law 1474/2011, Law 1778/2016 and the Circular Básica Jurídica issued by the Colombian Superintendence of Companies; and

(b) each Party hereby represents, warrants and covenants for the benefit of the other Parties, that none of such Party, its Affiliates or any of their respective directors, officers, employees, agents, contractors or representatives acting on behalf or purporting to act on behalf of such Party or any of its Affiliates, has, directly or indirectly, or will, directly or indirectly, made, offered or provided, or caused to be made, offered or provided (or make, offer or provide or cause to be made, offered or provided), any payment, gift or other thing of value to any Person or Public Official for the purpose of influencing decision, inducing such Person to violate his/her lawful duty, securing any improper advantage, or inducing such Person to use his/her influence to affect a governmental decision.

Section 5.02 Permits.

(a) TI hereby commits to apply for, in form and substance satisfactory to HC, and obtain the Land Permits. TI agrees to act diligently and in accordance with applicable Law to obtain the Land Permits as promptly as reasonably possible and in any case prior to January 11, 2020.

(b) The Parties shall act diligently and take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable to satisfy the conditions set forth in Article III, as applicable, as promptly as reasonably practicable, preparing and filing all necessary notices, reports and other filings and to obtain as promptly as practicable, all consents, registrations, approvals, waivers, orders, exemptions, permits and authorizations necessary to be obtained in connection with the Land Permits; provided, however, that TI agrees to reasonably consult with HC in advance of the relevant notice or filing, as applicable, and agrees to consider and reasonably take into account the views of HC in connection with such publication or filing.

(c) TI shall keep HC appraised and informed of any action, reception of any document from any Governmental Authority or third party or development regarding the status of the process to obtain such Land Permits, promptly thereafter.

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Article VI
INDEMNIFICATION

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties, covenants and agreements of the Parties contained herein shall survive the First Closing, and shall remain in full force and effect until the date that is (x) twenty-four (24) months after the First Closing in the case of the representations and warranties set forth in Section 4.01, and (y) twenty-four (24) months after the Second Closing in the case of the representations and warranties set forth in Section 4.02 (and no claims shall be made for indemnification under this Article VI thereafter), except that (i) the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing shall survive for the period provided in such covenants and agreements or otherwise, in the event no period is so provided, for the period of the applicable statute of limitations; (ii) the covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the First Closing or Second Closing, as applicable, shall terminate on such date of the First Closing or the Second Closing, as applicable; (iii) the Fundamental Representations shall survive until date that is ninety (90) days after the expiration of the applicable statute of limitations, and (iv) the labor and employment representations and warranties made by HC set forth in Section 4.01(r) and the tax representations and warranties made by HC set forth in Section 4.01(s) shall survive until the date that is four (4) calendar years after the First Closing. Any claim pending on or prior to the expiration of the applicable representation and warranty or covenant for which a notice has been given in accordance with the provisions of this Agreement shall survive for the purpose of the determination of such claim until such time as such claim is finally resolved in accordance with the terms of this Agreement.

Section 6.02 Indemnification by HC. From and after the date of the First Closing, and subject to this Article VI, HC shall defend, indemnify and hold harmless TI from and against any and all Losses incurred or suffered by TI, arising out of or resulting from:

(a) any inaccuracy in or breach of any representations or warranties made by HC in this Agreement;

(b) any breach, default or failure by HC and the HC Parties to perform any of its covenants or obligations contained in this Agreement; and

(c) any of the events set forth in Exhibit D;

provided, however, that the Parties acknowledge and agree that for all purposes of this Agreement, only HC will make payments to TI pursuant to this Article VI, regardless of whether any HC Party other than HC has made or breached any representation or warranty or covenant set forth in this Agreement, in which case HC shall pay on behalf of the HC Parties, as applicable.

Section 6.03 Indemnification by TI. From and after the date of the First Closing, and subject to this Article VI, TI shall defend, indemnify and hold harmless HC and the HC Parties from and against any and all Losses incurred or suffered by HC and/or the HC Parties, arising out of or resulting from:

(a) any inaccuracy in or breach of any representations or warranties made by TI in this Agreement;

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(b) any breach, default or failure by TI to perform any of its covenants or obligations contained in this Agreement;

(c) any plusvalía Tax, requirement or charge levied or imposed on or in respect of the Galapa Land in connection with any hecho generador, event, situation, fact, action or omission occurred prior to the Second Closing;

(d) any cesiones gratuitas required under the Land Permits that affect the total area of the Galapa Land; and

(e) any liabilities incurred, held or assumed by the Galapa PA other than liabilities in connection with the Galapa Land;

provided, however, that the Parties acknowledge and agree that for all purposes of this Agreement, TI will make payments only to HC pursuant to this Article VI, regardless of whether any HC Party effectively incurred in any Loss.

Section 6.04 Limitations on Claims. The Parties agree, as applicable, that:

(a) HC shall not be liable to TI for indemnification under Section 6.02(a):

(i) with respect to any single claim, or series of claims which are based on substantially the same facts or circumstances, unless such claim or claims involve Losses in excess of US$75,000 (the “HC Qualifying Losses”);

(ii) unless and until the aggregate of all HC Qualifying Losses for which TI is finally determined to be otherwise entitled to indemnification exceeds US$2,000,000 (the “HC Indemnity Threshold”), in which event HC shall be required to pay or will be liable for the portion of all such HC Qualifying Losses that exceeds the HC Indemnity Threshold; and

(iii) the aggregate amount of HC’s liability shall not exceed in any event US$10,800,000.

(b) TI shall not be liable to HC for indemnification under Section 6.03(a):

(i) with respect to any single claim, or series of claims which are based on substantially the same facts or circumstances, unless such claim or claims involve Losses in excess of US$30,000 (the “TI Qualifying Losses”);

(ii) unless and until the aggregate of all TI Qualifying Losses for which HC is finally determined to be otherwise entitled to indemnification exceeds US$165,000 (the “TI Indemnity Threshold”), in which event TI shall be required to pay or will be liable for the portion of all such TI Qualifying Losses that exceeds the TI Indemnity Threshold; and

(iii) the aggregate amount of TI’s liability shall not exceed in any event US$900,000.

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(c) Payments by the Parties pursuant to Section 6.02 or Section 6.03 in respect of any Loss shall be limited to the amount of any such Losses that remain after deducting therefrom any actual offsetting savings by, or quantifiable net financial benefits to the Companies in respect of any such claim. The Companies shall use their commercially reasonable efforts (diligencia de un buen hombre de negocios in accordance with Colombian Laws) to recover under insurance policies or any other third parties who may be liable against and for the benefit of any of the Companies regarding any such indemnifiable event, for any Losses prior to seeking indemnification under this Agreement; provided, however, that the amount of the deduction provided herein shall be calculated after subtracting from such deduction any reasonable and documented costs of collection and any increases in premium payments exclusively resulting from such indemnifiable event.

(d) For purposes of this Article VI, and without prejudice to any other provision set forth in this Article VI, the amount of any Losses associated with any inaccuracy in or breach of any representation or warranty, will be determined without regard for any materiality or similar qualification set forth in such representation and warranty.

(e) Upon determining that a Party is liable to the other for an indemnification obligation pursuant to and subject to the limitations set forth in this Article VI, then (a) in the case of an indemnification obligation of HC, HC shall only be liable for such amount of Losses multiplied by TI’s Participation Percentage; and (b) in the case of an indemnification obligation of TI, TI shall only be liable for such amount of Losses multiplied by HC’s Participation Percentage.

(f) The limitations set forth in this Section 6.04 shall not apply in connection to Claims arising from gross negligence (culpa grave) or bad faith (dolo).

Section 6.05 Disclosure by a Party. Neither Party shall be liable for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of such Party contained in this Agreement if such inaccuracy or breach (or such event or occurrence giving rise to such inaccuracy or breach) shall have been disclosed to such other Party prior to the First Closing in the course of its diligence or otherwise.

Section 6.06 Exclusive Remedies. Each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims for any inaccuracy or breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. The Parties expressly waive and renounce to any rights (including rights to recover, receive any payment for indemnification or otherwise) it may have pursuant to applicable Law regarding any acción de nulidad relativa, acción recisoria o resolutoria, acción por vicios redhibitorios, vicios o defectos ocultos, garantía de buen funcionamiento, or saneamiento por evicción for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except as it may relate to dolo.

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Article VII

MISCELLANEOUS

Section 7.01 Public Announcements. Subject to applicable Law, any and all press releases with respect to this Agreement or any of its respective terms or the transactions contemplated hereby or thereby shall be agreed upon by the Parties, prior to making such release or disclosure. HC and TI (a) agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions or terms and conditions thereof, and (b) shall not issue any such press release or make any such public statement prior to such consultation.

Section 7.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions required by each of the Parties to perform its obligations under this Agreement shall be paid by the Party incurring such costs and expenses.

Section 7.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.03):

If to TI:	Andrea Zambrano Av. Circunvalar a 100 Mts de la Via 40 Las Flores, Barranquilla E-mail: andrea.zambrano@tecnoglass.com Attention: Andera Zambrano

with a copy to (which shall not constitute notice):	Philippi Prietocarrizosa Ferrero DU & Uría Carrera 9 No. 74-08 Oficina 305 Bogotá D.C., Colombia E-mail: hernando.padilla@ppulegal.com Attention: Hernando A. Padilla

If to HC or the HC Parties:	Juliana Cuellar KM 20 Vía Occidente Mosquera, Cundinamarca E-mail: juliana.cuellar@saint-gobain.com

with a copy to (which shall not constitute notice):	Posse Herrera Ruiz Abogados Carrera 7 # 71-52 Torre A, Piso 5 Bogotá, Colombia. E-mail: jaime.cubillos@phrlegal.com Attention: Jaime E. Cubillos Porto

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Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.05 Entire Agreement. Except for the matters regulated under this Agreement, the provisions contained in this Agreement constitute the full and entire understanding and agreement between the Parties, and supersede all prior understandings, negotiation and agreements between the Parties with regard to the subject hereof and thereof.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.08 Confidentiality.

(a) During and subsequent to the term of this Agreement, the Parties hereto may have access to and receive certain confidential information about or proprietary information of the other Parties hereto (“Confidential Information”). Except as otherwise expressly permitted by this Section 7.08 or otherwise in this Agreement, all Parties shall maintain the confidentiality of any Confidential Information that is disclosed to them by or on behalf of another Party hereto, and shall not, without the prior written consent of the relevant disclosing Party, disclose or permit any other Person access to such disclosing Party’s Confidential Information or use the Confidential Information except as expressly provided in this Section 7.08 or otherwise in this Agreement. Each Party acknowledges that it has no, and will have no, proprietary rights in each other Party’s Confidential Information under or in connection with this Agreement. In connection with actions taken by a receiving Party in performing its obligations under this Agreement or exercising any rights it may have under this Agreement, a receiving Party may disclose to its representatives any Confidential Information that is reasonably necessary for such representatives to assist such receiving Party in connection with this Agreement. A receiving Party shall be responsible for its Affiliates and their respective employees, directors, representatives, advisors and counsel maintaining the confidentiality of the Confidential Information.

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(b) Confidential Information shall not include, and the provisions of this Section 7.08 shall not apply to, any information that: (i) at the time of disclosure is generally available to the public (other than as a result of a disclosure directly or indirectly by a Party hereto in violation of this Section 7.08); (ii) is or becomes available to a Party on a non-confidential basis from a source other than a disclosing Party; provided, that, to such Party’s knowledge, such source was not prohibited from disclosing such information to such Party by a legal, contractual or fiduciary obligation of confidentiality owed to a disclosing Party; or (iii) a Party can establish is already in its possession; provided, that such information is not subject to a legal, contractual or fiduciary obligation of confidentiality or secrecy owed to the disclosing Party.

(c) If any Party is required by applicable Law to disclose Confidential Information received under or in connection with this Agreement, such Party shall provide prompt written notice thereof to the other Party so that it may take reasonable actions at its sole cost and expense to avoid and minimize the extent of such disclosure, including seeking a protective order or other assurance that confidential treatment will be accorded to the Confidential Information (and if the disclosing Party seeks such an order or assurance, the receiving Party will provide such cooperation as the disclosing Party shall reasonably request at the disclosing Party’s sole cost and expense).

Section 7.09 Governing Law. This Agreement and the rights and duties of the parties arising hereunder shall be governed by and construed in accordance with the laws of the Republic of Colombia.

Section 7.10 Dispute Resolution. Any and all disputes, controversies or claims arising from or in connection with this Agreement (including the breach, termination or validity thereof) (a “Dispute”) shall be finally and exclusively settled by international arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect at the time of the filing of the arbitration request (“Rules”), except as modified herein or by mutual agreement of the parties, by three arbitrators appointed in accordance with said Rules, each of which shall be fluent in the English language.

(a) The seat of the arbitration shall be Bogotá, Colombia.

(b) The arbitration shall be held, and the award shall be rendered, in the English language.

(c) The expedited procedure provisions shall not apply.

(d) The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the Parties regarding any Dispute presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of a competent court in any jurisdiction in which a Party may have assets. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

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(e) To the fullest extent permitted by applicable Law, the arbitration proceeding and the arbitrators’ award shall be maintained in confidence by the Parties. However, a violation of this covenant shall not affect the enforceability of this Agreement to arbitrate or the arbitrators’ award.

(f) A Party’s breach of this Agreement shall not affect this agreement to arbitrate. Moreover, the parties’ obligations under this arbitration provision are enforceable even after this Agreement has terminated. The invalidity or unenforceability of any provision of this Agreement (including the unenforceability of the agreement to arbitrate any particular Dispute thereunder), shall not affect the validity or enforceability of the Parties’ obligation to submit their other Disputes arising out of or in connection to this Agreement to binding arbitration.

(i) For the sake of clarity, the Parties agree that an arbitral tribunal appointed hereunder or under the Shareholders Agreement or the Floated Glass Supply Agreement may exercise jurisdiction with respect to this Agreement, the Floated Glass Supply Agreement and the Shareholders Agreement.

Section 7.11 Counterparts.This Agreement may be executed by the Parties hereto in several original counterparts, each of which shall be an original, but all such original copies shall together constitute one and the same instrument. A signed copy of this Agreement delivered by, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.12 Language.The Parties acknowledge and agree that this Agreement is drafted in the English language and each Party accepts and approves the English version of the Agreement signed by all Parties as controlling in any dispute among the Parties arising from or related to the Agreement.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

TecnoGlass inc.

By	/s/ José Manuel Daes
Name:	José Manuel Daes
Title:	Chief Executive Officer

holding conconcorde s.a.S.

By	/s/ Dominique Louis Roger Azam
Name:	Dominique Louis Roger Azam
Title:	Attorney-In-Fact

holding conconcorde s.a.S.

By	/s/ Dominique Louis Roger Azam
Name:	Dominique Louis Roger Azam
Title:	Attorney-In-Fact

saint-gobain colombia s.a.s.

By	/s/ Dominique Louis Roger Azam
Name:	Dominique Louis Roger Azam
Title:	Attorney-In-Fact

saint-gobain colombia s.a.s.

By	/s/ Dominique Louis Roger Azam
Name:	Dominique Louis Roger Azam
Title:	Attorney-In-Fact

saint-gobain CRISTALERÍA S.L.

By	/s/ Dominique Louis Roger Azam
Name:	Dominique Louis Roger Azam
Title:	Attorney-In-Fact

PILKINGTON INTERNATIONAL HOLDINGS B.V.

By	/s/ Sergio Ignacio Moreno Pérez
Name:	Sergio Ignacio Moreno Pérez
Title:	Attorney-In-Fact

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